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                                                                    EXHIBIT 10.5

                                  May 31, 2002

Mr. Eric Hoyt
601 Poinciana Drive
Ft. Lauderdale, FL 33301-2707

                   SEPARATION AGREEMENT AND RELEASE OF CLAIMS

Dear Mr. Hoyt:

      This letter will serve as confirmation that your employment with America Online Latin America, Inc. ("AOLA", together with any successors, subsidiaries, merged entities, parent entities and their respective affiliates, collectively the "Company") will end as set forth in this letter. This Separation Agreement and Release of Claims ("Agreement"), upon your signature, will constitute the complete agreement between you and the Company regarding the terms of your separation of employment.

1. Your employment with the Company will cease at the close of business on January 5, 2003 (the "Separation Date") on the terms and conditions set forth in this Agreement. Effective at the close of business on May 31, 2002 (the "Trigger Date"), you will cease to perform your regular duties for the Company, you shall no longer have the authority to bind the Company, and you shall not hold yourself out to any third party as having that authority; provided, that you shall perform duties for the Company hereafter from time to time if and as reasonably requested by the Company until the close of business on the Separation Date, subject to your availability.

2. From June 1, 2002, through the Separation Date, you will continue to be paid a salary (at the reduced rate of $13,572 per month) and be provided with the Company's standard benefit package (including health benefits, life insurance and participation in the Company's 401(k) plan). The last salary payment, together with payment for accrued and unused vacation through the Separation Date, will be made on or before the next regularly scheduled pay date following the Separation Date. In addition, you will be paid, on or prior to the date on which bonuses are paid generally to Company employees with respect to fiscal year 2002, the portion of the annual bonus for which you were eligible through the Trigger Date that is


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      calculated using the methodology that will be determined by the Company
      (provided, that to the extent that performance of personal objectives constitutes a portion of the bonus eligibility calculation, you will be deemed to have achieved 100% of your personal objectives). You will not be eligible for any bonus for any period following the Trigger Date. Applicable payroll deductions and appropriate tax withholdings will be made from all salary and other payments made pursuant to this paragraph.

3. Your health benefits will continue through the Separation Date. With respect to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), your COBRA period will begin on January 6, 2003. You will receive separate information regarding your option to continue, at your expense under COBRA, health benefits after the Separation Date. All other benefits will terminate on the Separation Date.

4. On or prior to June 15, 2002, you must return to the Company all the Company property in your possession, including, but not limited to, keys, computers, pagers, and the original and all copies of any written, recorded, or computer-readable information about Company practices, procedures, trade secrets, customer lists, or product marketing associated with the Company's business; provided, that you may retain your cellular telephone as outlined below. As provided in AOLA's Confidential Information, Non-Competition and Proprietary Rights Agreement (the "NDA"), you have agreed not to disclose to others information about the Company's practices, procedures, trade secrets, customer lists, or product marketing, except as required by law, and that agreement remains in full force and effect, and shall remain in full force and effect following your separation from the Company. In addition, you agree that for purposes of the definition of "Proprietary Information" and of paragraph 10 of the NDA, "AOLA" shall be deemed to include all direct or indirect subsidiaries and licensees of the Company. In addition, upon your request, and subject to the applicable policies of Sprint PCS, the Company will transfer into your name the cellular telephone number and account with Sprint PCS currently attributed to you, provided that you will then be financially responsible for such account.

5. The agreement of the Company to extend your employment past the Trigger Date and to agree to pay you a bonus with respect to fiscal year 2002 (through the Trigger Date) are being offered solely in consideration for your release of claims, as set forth in Paragraph 7, your agreement to make yourself available to the Company and your continued compliance with the NDA. Such agreements are not, and should not be construed as, an admission of any kind whatsoever by the Company, and the Company denies it has engaged in any wrongdoing against you.

6. In consideration of the Company's agreement as stated above, you agree to discharge and release unconditionally the Company, ADP TotalSource (as co-employer), their successors and their respective predecessors, subsidiaries, affiliates, related entities, merged entities and their parent entities, and their respective officers, directors, stockholders, employees, benefit plan administrators and trustees, agents, attorneys, insurers, representatives, affiliates,


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      successors and assigns (the "Releasees") from any and all claims, actions, causes of action, demands, obligations or damages of whatever nature, whether known or unknown to you, which you ever had or now have upon or by reason of any matter, cause or thing, up to and including the day on which you sign this Agreement, arising from your employment with the Company and separation of your employment with the Company or otherwise, including any claim arising out of or related to any stock options held by you or granted to you by the Company which are scheduled to vest subsequent to your Separation Date (all of the foregoing, collectively "Claims"). The Claims you are waiving include, but are not limited to, any and all claims arising out of or related to or under: any stock options held by you or granted to you by the Company which are scheduled to vest subsequent to your Separation Date; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act (WARN), or similar statutes; the Fair Labor Standards Act; the Family Leave and Medical Act; the National Labor Relations Act; ; the Employee Retirement Income Security Act; 42 U.S.C. 1981; the Older Workers Benefits Protection Act; Chapter 760, Florida Statutes; Chapter 448, Florida Statutes; analogous federal, state and local laws, regulations, statutes or ordinances; any principle of common law; all claims for any type of relief from the Releasees, and any other federal, state and local claims, whether statutory or common law, and whether tort or contract. This release of claims does not affect any pending claim for workers' compensation benefits, your vested rights, if any, in the Company's 401(k) plan, or your rights to exercise any and all Company stock options held by you that are exercisable as of your Separation Date during the applicable period of exercise and in accordance with all other terms of those options and the stock option plans, agreements and notices under which such options were granted.

7. You agree to assist the Company, upon its reasonable request, in connection with any litigation, investigation or other matter arising out of or related to your service as an employee, officer, or director of the Company. The Company will reimburse you for the reasonable out-of-pocket costs incurred by you in rendering such assistance to the Company.

8. You represent and agree that you have not filed any complaint or charge or lawsuit of any kind whatsoever against the Company with any other governmental agency or any court and you further represent and agree that you will not file or institute or participate in any litigation, award or judgment with any State or Federal court any time hereafter or, unless required by law or pursuant to Paragraph 8 above, testify or provide documents or information for or to any other person or entity with regard to any matter related to or arising out of your employment with the Company or the termination thereof, this Agreement or any matters released herein; provided, that this shall not limit you from filing a lawsuit for the purpose of enforcing your rights under this Agreement.

9. You understand and agree that the terms of this agreement are confidential, and you agree not to disclose to others the terms of this Agreement, except as required by law or with the written consent of the Company, provided, however, that this paragraph does not preclude


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      disclosure to your immediate family or for purposes of securing professional financial, tax or legal services, provided further that prior to making any such disclosure you will inform any such persons that this confidentiality clause is in effect and that they are bound by it.

10. You agree not to make any untruthful remarks or statements about the Releasees and their respective officers, directors, employees or agents. You agree that this Agreement will be filed by the Company with the United States Securities and Exchange Commission (the "SEC").

11. You agree that in the event you breach any of your obligations under paragraph 1, 4, 7, 8, 9 and 10 of this Agreement, the Company will be entitled to seek recovery or setoff of the full amount of the salary and bonus paid or to be paid to you following the Trigger Date.

12. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, with regard to any otherwise applicable principles of conflicts of law.

13. If any portion of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause of the remainder of this Agreement.

                                        Sincerely,

                                        /s/ Charles M. Herington
                                        _______________________________________
                                        Charles M. Herington
                                        President and Chief Executive Officer
                                        America Online Latin America, Inc.

By signing this letter, I acknowledge that I have had the opportunity to review this agreement carefully with legal or other personal advisors of my own choice; I understand that by signing this agreement I am releasing the Company from all claims against it; that I have read this agreement and understand its terms; that I have been given a reasonable period of time to consider its terms and effect and to ask any questions I may have; and that I voluntarily agree to them.

/s/ Eric Hoyt                                            June 4, 2002
_________________________________                 Dated: _______________________
Eric Hoyt


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